Exhibit 99.1

news release

Enbridge Energy Partners declares cash distribution and reports strong earnings for second quarter 2009

HOUSTON, July 24, 2009 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.99 per unit payable August 14, 2009 to unitholders of record on August 6, 2009 (the ex-dividend date will be August 4, 2009). The Partnership’s key financial results for the second quarter of 2009, compared to the same period in 2008, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,

(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008

Net income	$117.5	$58.8	$186.1	$161.9
Net income per unit	0.88	0.49	1.37	1.48

Adjusted EBITDA	233.1	211.3	421.3	378.6
Adjusted net income	100.6	102.6	171.4	192.0
Adjusted net income per unit	0.74	0.94	1.24	1.79

Adjusted net income reported above eliminates the impact of non-cash, mark-to-market, gains and losses, which arise from changes in the fair value of certain of the Partnership’s derivative instruments that do not qualify for hedge accounting treatment under applicable accounting standards. Also, removed from 2009 adjusted earnings is the impact of unrecorded prior period revenues recognized during the first quarter that affected the Partnership’s liquids operations (see Non-GAAP Reconciliations section below).

Terrance L. McGill, president of the Partnership’s management company and of its general partner, commented, “We are very pleased with our second quarter results and the significant progress we have made on several fronts. Our adjusted net income of $100.6 million for the quarter was the second highest in the Partnership’s history. These strong results, under the current circumstances, were mainly due to the contribution made by the Southern Access Expansion project, our very proactive cost savings initiatives program and improved earnings in our natural gas segment.”

McGill added, “We have made very good progress in hedging the Partnership’s commodity exposure in our natural gas segment and as a result our estimated commodity exposure is hedged 95 percent and 75 percent for 2009 and 2010 respectively. Finally, the Partnership continues to have a very strong liquidity position with $1.6 billion of available liquidity as of the end of June.”

For the second quarter of 2009, the Partnership reported progress on its major internal growth initiatives, as follows:

•

Southern Access: Construction of the 42-inch diameter Southern Access Expansion Stage 2 crude oil pipeline between Delavan, Wis., and Flanagan, Ill., which began in June 2008, was completed on schedule in April 2009. The associated surcharge to the Lakehead system toll is already in place, thus generating significant additional cash flows for the Partnership. On May 1, 2009 we purchased a portion of a crude oil pipeline system from a wholly-owned subsidiary of our general partner. The portion of the system, known as “Spearhead North,” includes approximately seven storage tanks and 75 miles of pipeline that our general partner reversed to provide northbound service from Flanagan, Ill. to Griffith, Ind. The acquisition of Spearhead North will serve to complement the existing operations of our Lakehead system, as our newly construction Southern Access pipeline ends in Flanagan where it connects to Spearhead North.

•

Alberta Clipper: On July 20, 2009, we announced a joint funding arrangement with our general partner to participate in financing of the United States portion of our $1.2 billion Alberta Clipper project. The joint funding arrangement includes an equity and a debt investment by our general partner to fund two-thirds of the Alberta Clipper project. The Partnership will fund one-third of the equity and debt of the project. Under the terms of the joint funding arrangement, Enbridge Inc., through our general partner, will be entitled to two-thirds of, and we will be entitled to one-third of, the earnings and cash flow generated from the project.

Detailed engineering, procurement and construction planning activities are proceeding on schedule for this project. This new pipeline will provide 450,000 bpd of heavy crude oil capacity between Hardisty, Alberta, and Superior, Wis., starting in mid 2010 and will be expandable to 800,000 bpd. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates on the Lakehead system.

•

North Dakota: Construction is underway on the $150 million Phase VI expansion of the North Dakota System to add 51,000 bpd of crude oil delivery capacity by early 2010 to the 110,000 bpd that is currently available. The commercial structure for this expansion is a cost-of-service based surcharge that will be added to the existing transportation rates. The proposed tolling methodology is similar to the structure being used on the Phase V expansion project and was approved by the FERC in October 2008.

COMPARATIVE EARNINGS STATEMENT

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008
Operating revenue	$1,310.2	$2,932.2	$2,769.9	$5,367.5
Operating expenses:
Cost of natural gas	895.0	2,614.3	1,997.1	4,713.1
Operating and administrative	138.1	121.8	275.8	238.5
Power	29.8	31.3	63.2	69.6
Depreciation and amortization	70.1	55.3	134.2	104.5

Operating income	177.2	109.5	299.6	241.8
Interest expense	57.9	51.4	109.2	79.0
Other income (expense)	0.3	2.5	(0.2)	2.2

Income before income tax expense	119.6	60.6	190.2	165.0
Income tax expense	2.1	1.8	4.1	3.1

Net income	$117.5	$58.8	$186.1	$161.9
Allocations to General Partner	14.6	11.4	28.2	22.4

Net income allocable to Limited Partners	$102.9	$47.4	$157.9	$139.5
Weighted average limited partner units (millions)	116.1	96.3	115.6	94.4

Net income per limited partner unit (dollars)	$0.88	$0.49	$1.37	$1.48

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the second quarter of 2009 with the second quarter of 2008. The comparison refers to adjusted operating income, which excludes the impacts of noncash derivative gains and losses, and unrecorded revenues (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Liquids	$104.8	$89.7	$193.2	$151.3
Natural Gas	52.9	60.5	80.1	105.9
Marketing	6.2	4.4	17.0	17.8
Corporate	(1.2)	(1.1)	(2.1)	(3.1)

Adjusted operating income	$162.7	$153.5	$288.2	$271.9

Liquids – Second quarter adjusted operating income for the Liquids segment increased to $104.8 million. Operating revenue increased by $39.4 million, primarily driven by transportation rate increases related to the annual index rate increases on all three of our major systems that became effective on July 1, 2008. Additionally, effective April 1, 2009, we increased our transportation rates in connection with the completion of Stage 2 of our Southern Access Expansion.

Volumes increased, as shown in the table below, due to an increase in crude oil supplies from upstream production facilities of the Alberta Oil Sands.

Liquids Systems Deliveries	Three Months Ended June 30,		Six Months Ended June 30,
(thousand barrels per day)	2009	2008	2009	2008
Lakehead	1,606	1,557	1,612	1,597
Mid-Continent	238	237	239	244
North Dakota	115	113	115	110
Total	1,959	1,907	1,966	1,951

These gains were partially offset by a $7.9 million increase in depreciation associated with the new assets placed in service over the past year. Operating costs increased by $17.9 million, mainly due to increased workforce costs and less favorable oil measurement adjustments. Power costs decreased by $1.5 million due to a favorable decline in utility rates.

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment decreased $7.6 million, to $52.9 million. Operating income for the quarter benefited from higher average volumes associated with the completion of our East Texas natural gas system expansion and extension, referred to as the Clarity Project. Quarterly operating income was negatively impacted by reduced margins resulting from the overall decrease of natural gas and natural gas liquids prices as compared with the second quarter of 2008. Partially offsetting the margin declines was a $1.1 million reduction in operating costs primarily resulting from our enhanced efforts to control and monitor costs. Depreciation expense increased by $6.9 million as a result of the capital projects completed and placed into service in the last half of 2008.

Natural Gas Throughput	Three Months Ended June 30,		Six Months Ended June 30,
(MMBtu per day)	2009	2008	2009	2008
East Texas	1,567,000	1,454,000	1,599,000	1,425,000
Anadarko	594,000	647,000	596,000	631,000
North Texas	388,000	392,000	398,000	380,000
Total	2,549,000	2,493,000	2,593,000	2,436,000

Marketing – The Marketing segment reported adjusted operating income of $6.2 million, an increase of $1.8 million from the $4.4 million of adjusted operating income in the same period of 2008. The increase was primarily due to enhanced flexibility around our existing pipeline and storage assets.

Partnership Financing – Interest expense increased by $6.5 million, to $57.9 million, for the second quarter. The increase is due primarily to the approximate $0.2 billion increase in average debt outstanding associated with the financing of the Partnership’s expansion projects and higher weighted average interest rates. Interest capitalized on construction work in progress totaled $5.5 million for the quarter, which was $0.4 million lower due to project stages that were completed and placed in service prior to this quarter. Additional partners’ capital was also raised for the expansion projects during the prior 12 months, which accounts for most of the increase in weighted average limited partner units outstanding to 116.1 million from 96.3 million.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.99 per share payable August 14, 2009 to shareholders of record on August 6, 2009. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 4, 2009.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday, July 27, 2009. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link: http://www.investorcalendar.com/IC/CEPage.asp?ID=147172

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until August 10, 2009 by calling (877) 660-6853 and entering Conference Account: 286, ID: 327593. An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow. These non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment as prescribed by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Adjusted Earnings	Three Months Ended June 30,		Six Months Ended June 30,

(unaudited, dollars in millions except per unit amounts)	2009	2008	2009	2008

Net income	$117.5	$58.8	$186.1	$161.9
Unrecorded revenues	—	—	(13.8)	—
Noncash derivative fair value (gains) losses

-Natural Gas	3.0	22.0	13.0	(4.8)
-Marketing	(17.5)	22.0	(10.6)	34.9
-Corporate*	(2.4)	(0.2)	(3.3)	—

Adjusted net income	100.6	102.6	171.4	192.0
Allocations to General Partner	(14.3)	(12.3)	(27.9)	(23.0)

Adjusted net income allocable to Limited Partners	86.3	90.3	143.5	169.0
Weighted average units (millions)	116.1	96.3	115.6	94.4

Adjusted net income per unit (dollars)	$0.74	$0.94	$1.24	$1.79

*	Noncash derivative fair value gains (losses) for the six months ended June 30, 2009 consisted of realized non-cash derivative gains of $0.9 million from the settlement of interest rate swaps.

Liquids	Three Months Ended June 30,		Six Months Ended June 30,

(unaudited, dollars in millions)	2009	2008	2009	2008

Operating income	$104.8	$89.7	$207.0	$151.3
Unrecorded revenues	—	—	(13.8)	—

Adjusted operating income	$104.8	$89.7	$193.2	$151.3

Natural Gas	Three Months Ended June 30,		Six Months Ended June 30,

(unaudited, dollars in millions)	2009	2008	2009	2008

Operating income	$49.9	$38.5	$67.1	$110.7
Noncash derivative fair value losses (gains)	3.0	22.0	13.0	(4.8)

Adjusted operating income	$52.9	$60.5	$80.1	$105.9

Marketing	Three Months Ended June 30,		Six Months Ended June 30,

(unaudited, dollars in millions)	2009	2008	2009	2008

Operating income (loss)	$23.7	$(17.6)	$27.6	$(17.1)
Noncash derivative fair value losses (gains)	(17.5)	22.0	(10.6)	34.9

Adjusted operating income	$6.2	$4.4	$17.0	$17.8

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unit holders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2009	2008	2009	2008
Net cash provided by operating activities	$84.2	$(2.5)	$359.4	$273.7
Unrecorded revenues	—	—	(13.8)	—
Changes in operating assets and liabilities, net of cash acquired	95.4	143.7	(25.8)	11.6
Interest expense (excluding MTM adjustments)	60.3	51.6	111.6	79.0
Income tax expense	2.1	1.8	4.1	3.1
Settlement of interest rate swaps/treasury locks	—	22.1	0.7	22.1
Other	(8.9)	(5.4)	(14.9)	(10.9)
Adjusted EBITDA	$233.1	$211.3	$421.3	$378.6

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance its capital expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 3 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 27 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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